FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-01

Sent:  Tuesday, May 30, 2017 3:43 PM

Subject:  Fwd:UBSCM 2017-C1 **PRICE GUIDANCE** PUBLIC

NEW ISSUE CMBS:  $846.304mm UBS Commerical Mortgage Sec Corp 2017-C1

CO-LEAD MANAGERS & BOOKRUNNERS:  UBS Securities LLC, Wells Fargo Securities and Societe Generale

CO-MANAGER:  Natixis, Academy Securities and CIBC World Markets

PUBLICLY OFFERED CERTIFICATES

CLASS	Moody’s/Fitch/KBRA	SIZE($MM)	WAL(YRS)	CE%	NOI DY%	LTV%	PX GUIDANCE
A-1	Aaa(sf)/AAAsf/AAA(sf)	$40.505	2.63	30.000%	17.0%	40.2%	S+28a
A-2	Aaa(sf)/AAAsf/AAA(sf)	$46.665	4.78	30.000%	17.0%	40.2%	S+50a
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$52.548	6.95	30.000%	17.0%	40.2%	S+81a
A-3	Aaa(sf)/AAAsf/AAA(sf)	$235.000	9.66	30.000%	17.0%	40.2%	S+96a
A-4	Aaa(sf)/AAAsf/AAA(sf)	$296.571	9.86	30.000%	17.0%	40.2%	S+98a
A-S	Aa2(sf)/AAAsf/AAA(sf)	$95.899	9.93	20.000%	14.9%	45.9%	S+122a
B	A2(sf)/AA-sf/AA(sf)	$45.551	9.93	15.250%	14.0%	48.6%	S+145a
C	NR/A-sf/A(sf)	$33.565	9.99	11.750%	13.5%	50.7%	S+195a

POOL BALANCE:	$958,985,038
NUMBER OF LOANS/PROPERTIES:	67/134
WA MORTGAGE INT. RATE:	4.8579%
WA CUT-OFF LTV:	57.4%
WA UW NCF DSCR:	1.91x
WA UW NOI DEBT YLD:	11.9%
WA ORIG TERM TO MATURITY:	117
WA ORIG AMORTIZING TERM:	352
TEN LARGEST LOANS:	37.8%
LOAN SELLERS:	UBS(32.5%), RMF(15.5%), NXS(14.5%), WF(14.3%), SG(11.8%), CIBC(11.4%)
TOP 5 STATES:	CA(28.5%), TX(9.9%), NY(7.9%), MO(7.4%), MI(6.1%)
TOP 5 PROPERTY TYPES:	RT(26.4%), OF(23.1%), HT(17.2%), MF(13.4%), IN(9.9%)
AMORTIZATION TYPE:	Amortization through Maturity Date (43.7%), Interest Only through Maturity Date (29.0%), Interest Only followed by Amortization through Maturity Date (27.4%)
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	CWCapital Asset Management LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
OPERATING ADVISOR:	Pentalpha Surveillance LLC
RISK RETENTION:	An eligible horizontal residual interest equal to at least 5% of fair market value will be retained by NRFC Income Opportunity Securities Holdings, LLC or an affiliate thereof

Roadshow Schedule:
>Monday, May 22nd
New York:	8:00am+ 1:1 calls/meetings available
3:00pm+ Unavailable

>Tuesday, May 23rd
Cincinnati:	8:00am Meeting available
10:30am Unavailable

New York:	9:00am Unavailable
10:30am Unavailable
12:00pm+ 1:1 calls/meetings available

Columbus:	1:30pm Unavailable
3:00pm Unavailable

INVESTOR GROUP CALL:	Available via the following link: wwww.netroadshow.com/nrs/wp/default.html?show=8121fc
EXPECTED PRICING:	Week of May 30th
EXPECTED SETTLEMENT:	On or about 6/12/17
PRESALES:	Available on rating agency websites Monday-Tuesday
THIRD PARTY PASSWORDS:	By end of day 5/22/17

ATTACHED:	Term Sheet; Preliminary Prospectus (Red); Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-207340) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. – 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

You understand that, when you are considering the purchase of the certificates the time of sale will come into being no sooner than the date on which the relevant class of certificates has been priced, you have otherwise taken all actions you must take to become committed to purchase the certificates, and you have therefore entered into a contract of sale. Any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC, Wells Fargo Securities, LLC and SG Americas Securities, LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.